UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 13, 2006

Pennichuck Corporation

(Exact Name of Registrant as Specified in Its Charter)

New Hampshire

(State or Other Jurisdiction of Incorporation)

0-18552	02-0177370

(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054

(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5191

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Significant April 13, 2006 Testimony Filed in Pending Eminent Domain Case

      On April 13, 2006, staff of the New Hampshire Public Utilities Commission ("NHPUC") filed significant testimony, described below, with the NHPUC in connection with the March 25, 2004 petition (NHPUC Docket No. DW 04-048) of City of Nashua, New Hampshire (the "City"). The City's petition seeks NHPUC approval for the City to acquire all or a significant portion of the assets of Pennichuck Corporation's (the "Company") principal subsidiary, Pennichuck Water Works, Inc. ("Pennichuck Water"), through an eminent domain proceeding under the New Hampshire utility municipalization statute (New Hampshire Revised Statutes Annotated Chapter 38). The Company has vigorously opposed the City's efforts to acquire any of Pennichuck Water's assets by eminent domain and intends to continue to do so, although the Company has publicly stated its desire to work with the City toward a fair and equitable solution.

      For additional information regarding the City's eminent domain efforts, refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the "2005 10-K") and the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2006 (the "January 8-K").

Procedural Context of April 13, 2006 NHPUC Filing

The City's eminent domain case now is in the discovery stage and is scheduled for hearing before the NHPUC in January 2007. The principal issues in the case are whether:

* the City's taking of any Pennichuck Water assets by eminent domain would be in the public interest, and if so, the scope of the Pennichuck Water assets that may be taken by eminent domain; and

* the amount of compensation that the City would have to pay to Pennichuck Water and its affiliates if the City acquired any of Pennichuck Water's assets by eminent domain.

      On January 12, 2006, Pennichuck Water filed testimony with the NHPUC regarding its assessment of whether the City's taking of any Pennichuck Water assets by eminent domain would be in the public interest and Pennichuck Water's valuation. Pennichuck's public interest testimony addressed, among other things, the impact of a taking of Pennichuck Water's assets on the customers of Pennichuck Water and its affiliates as well as on Pennichuck's shareholders and the State of New Hampshire. Also filed on January 12, 2006 was the City's testimony regarding the City's plans to engage a third party contractor to operate the water system and the City's valuation of Pennichuck Water. For additional information regarding such testimonies, refer to the January 8-K.

      On April 13, 2006, staff of the NHPUC (the "Staff") filed testimony with the NHPUC regarding (a) the Staff's opinion, based on the information provided to date in the proceeding, as to whether the City's proposed taking of Pennichuck Water's assets is consistent with the

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public interest, (b) the potential impact on customer service quality of the City's proposed taking of Pennichuck Water's assets and (c) the potential impact on public safety of the City's proposed taking of Pennichuck Water's assets. The Staff's public interest testimony addressed, among other things, its assessment of the City's articulated benefits of the proposed taking and the Staff's conclusion based on such assessment that the City's proposed taking is not in the public interest. The Staff's customer service quality testimony addressed, among other things, its assessment of the potential impact that the City's proposed taking would have on service quality for customers residing both in and outside of the City. The Staff's public safety testimony addressed, among other things, its assessment of the potential impact that the City's proposed taking would have on public safety, in particular the preservation of practices involving underground facilities.

      Additional information regarding the April 13, 2006 filings is provided below. The information provided in this report may not contain all the information that is important to an evaluation of such filings. New Hampshire law and NHPUC regulations generally permit members of the public to examine and copy the testimony and other filings made with the NHPUC and considered part of the public record relating to the City's petition. The examination and copying must take place on the NHPUC premises during its business hours. Information that is not available to the public includes information determined to be confidential or subject to a protective order.

Public Interest Testimony in April 13, 2006 NHPUC Filings

      As disclosed in the 2005 10-K, the City's Board of Aldermen adopted in November 2002 a resolution calling for a referendum to authorize the City to pursue an acquisition, by an eminent domain proceeding or otherwise, of all or a portion of the Pennichuck Water system serving the residents of the City and others. The City's voters passed the referendum in January 2003. Although the 2003 referendum creates a statutory presumption that an eminent domain taking is in the interest of the City's residents, the Company believes that presumption may be overcome and that under New Hampshire law the referendum is irrelevant to the issue of whether the City should be permitted to acquire any of Pennichuck Water's assets that are not necessary to serve Nashua customers.

Staff Expert Testimony Regarding Public Interest Issues

      Included in the Staff's April 13, 2006 filings was the testimony from Mark A. Naylor, the Director of the Gas & Water Division of the NHPUC. The Staff first summarized the City's filings in the docket, including its public interest testimony, the testimony provided by intervenors supporting the City's proposal, a review of the proposed contracts with third-party vendors the City has selected for operation and oversight of the water system, and its public interest testimony related to valuation. Next, the Staff summarized Pennichuck Water's filings in the docket, including its public interest testimony and the testimony and positions taken by other parties to the proceeding. Finally, the Staff provided its opinion as to whether or not the City's proposed taking of Pennichuck Water's assets was in the public interest, including the Staff's analysis thereof and rationale therefor.

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      In its testimony, the Staff noted that it was charged with analyzing the City's proposal on a so called "net benefits" basis--which the Staff understood to mean that the City must demonstrate reasonable necessity for the taking and the NHPUC must balance the public benefit of the taking and the benefits of the eradication of any harmful characteristics of the property in its present form, against the social costs of the loss of the property in its present form. Within such framework the Staff assessed whether the City possesses the requisite managerial, technical, legal and financial capabilities to own and operate Pennichuck Water's assets as well as whether under municipal ownership there would be net benefits to Pennichuck Water's customers and to the public overall.

      In its assessment of the City's proposed taking of Pennichuck Water's assets, the Staff summarized its understanding of the City's articulated benefits of its proposed taking as follows: (a) the taking would lower customer rates; (b) the taking would further the goal of a regional water district; (c) the taking is essential to the economic viability and orderly economic growth of the City and the region; (d) the taking would promote retention of local control over water resources; (e) the City would be a better watershed steward than Pennichuck Water; (f) the taking would enable the City to continue safe and adequate service while providing an adequate level of customer service; and (g) the taking would not harm the Company's shareholders because a fair price would be paid for Pennichuck Water's assets, and capital gains taxes could be avoided by reinvesting the sale proceeds.

      The Staff's April 13, 2006 testimony sets forth its conclusion that the City's proposed taking of Pennichuck Water's assets "does not meet the 'net benefits' test and is therefore not in the public interest". The Staff noted that it understands the definition of public interest to be broad, and that consideration of public interest issues in the eminent domain proceeding must look beyond the City's municipal boundaries. The Staff stated that it has concerns with the City's proposal "that render a presumption of public interest to [the City's] residents uncertain at best" and that, in its opinion, "not only are there not net benefits" outside of the City's municipal boundaries; instead "there are real harms" that would result from the City's proposed taking of Pennichuck Water's assets.

      The Staff stated that while there were a number of reasons why it reached this conclusion, it was the combination of such reasons that solidified it. The Staff stated such reasons, in order of importance, as follows: (a) the Staff's belief that Pennichuck Water and its regulated affiliates, and to some extent its non-regulated affiliate, "constitute a true regional water utility" with a record of cooperating on water supply and distribution issues, and the Staff's belief that the evidence in the docket shows that a taking of Pennichuck Water's assets would eliminate such important benefit to the State; (b) the Staff's belief that the evidence in the docket shows that the taking of Pennichuck Water's assets "would adversely affect rates" in the Pennichuck Water's regulated affiliates and "would cause substantial harm" to its non-regulated affiliate; (c) the Staff's belief that the City's proposal "contains uncertainties and lacks evidence demonstrating that important functions such as customer service and billing and collections [would] be adequately addressed"; (f) the Staff's belief that acquisitions of "small troubled water systems" by Pennichuck Water and its affiliates would not be likely to continue if the City were to succeed in its eminent domain effort; (g) the Staff's belief that the City's "projection of a lower cost of service" under its contracts with third party operator and

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oversight contractors "is speculative" as the City's rate projections are based on the City's estimated value of Pennichuck Water's assets, which has not been established; and (h) Pennichuck Water serves customers in stand-alone systems beyond the boundaries of the City, and the Staff's concerns, based on one of the City's stated reasons for the taking--that it no longer wishes for the City's customers to subsidize the rates of those systems, as to whether the level of service and capital improvements those systems currently receive under Pennichuck Water would be compromised by the City's ownership of Pennichuck Water's assets.

Staff Expert Testimony Regarding Consumer Affairs

      Also included in the Staff's April 13, 2006 filings was the testimony from Amanda O. Noonan, the Director of Consumer Affairs of the NHPUC. The Staff noted a series of potentially negative repercussions on customer service for customers residing in and outside of the City should the City's eminent domain effort succeed based on the Staff's concerns with respect to, among other things, the transfer of the management of Pennichuck Water's assets to the City, the proposed outsourcing of certain functions with respect to the management of Pennichuck Water's assets by the City, the proposed separation of responsibilities for customer service and billing and collections, the lack of clear cut procedures for managing customer relationships, the decrease of approximately 60% of the customer service and billing and collections representatives available to respond to customer calls, and the lack of accountability that the City would have to non-residents of the City.

Staff Expert Testimony Regarding Public Safety

      Also included in the Staff's April 13, 2006 filings was the testimony from Randall S. Knepper, the Director of the Safety Division of the NHPUC. The Staff noted a series of potentially negative repercussions on efficiency and public safety with respect to the operation of Pennichuck Water's underground facilities should the City's eminent domain effort succeed based on the Staff's concerns with respect to, among other things, the City not being required to participate in the one-call center, Dig Safe Systems, Inc. ("Dig Safe") that is designed to permit excavators, including homeowners excavating their own property, to initiate a single request by telephone or the internet for the location and identification of underground facilities by their operators, and the lack of detail provided by the City of its or its third party contractors' experience and qualifications with respect to the location and identification of underground facilities under Dig Safe.

      Additional rounds of testimony are scheduled to be filed with the NHPUC by the parties to the proceeding prior to the hearing scheduled for January 2007. The Company expects that the City will supplement their prior filings to attempt to respond to the concerns expressed by the Staff in the April 13, 2006 filings with the NHPUC. The next filings by the City and the Company are scheduled to be submitted on May 22, 2006.

[End of Item 8.01]

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION

Date: April 20, 2006	By /s/ William D. Patterson

Name: William D. Patterson
Title: Senior Vice President and Chief
Financial Officer

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